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EXHIBIT 10.1

                               EMPLOYMENT CONTRACT

Environmental Technologies, Inc., (ENTECH) a Nevada Corporation, addressed at:
8513 Rochester Avenue, Rancho Cucamonga, CA 92730, Christie Petersen Development dba CPI Development, a California corporation (" CPI"), 8513 Rochester Ave, Rancho Cucamonga, California and Bob Christie ("Christie"), an individual, of 22345 Sheffield Dr. Moreno Valley CA 92557, in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

Specified Period

Section 1.01. ENTECH/CPI employs Christie and Christie accepts employment with ENTECH and CPI for a period of three (3) years beginning on December 15, 2003 terminating on November 30, 2006.

Automatic Renewal

Section 1.02. This agreement shall be renewed automatically for two succeeding terms of Three (3) years, each unless either party gives notice to the other at least 180 days prior to the expiration of any term of his or its intention not to renew.

""Employment Term" Defined

Section 1.03. "Employment term" refers to the entire period of employment of Christie by ENTECH and CPI, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between ENTECH/CPI and Christie.

ARTICLE 2. DUTIES AND OBLIGATIONS OF CHRISTIE

General Duties

Section 2.01. Christie shall serve as the Chief Operating Officer of ENTECH and President of CPI. In his capacity as Chief Operating Officer of ENTECH and President of CPI, Christie shall do and perform all services, acts, or things necessary or advisable, consistent with the normal duties of the chief operating officer of a company to manage and conduct the business of ENTECH and CPI, including the hiring and firing of all employees other than the officers of ENTECH or CPI, subject at all times to the reasonable and prudent policies set by ENTECH and CPI's Board of Directors, and to the consent of the Board when required by the terms of this contract.

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In addition, throughout the employment term: Matters Requiring Consent of Board of Directors

Section 2.02. Christie shall not, without specific approval of ENTECH and/or CPI's Board of Directors, do or contract to do any of the following:

(1) Borrow on behalf of CPI more than set forth in the fiscal budget approved by the Board of Directors of ENTECH or CPI.

(2) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors of ENTECH or CPI.

(3) Sell any capital asset of CPI.

(4) Terminate the services of any other officer of CPI or hire any replacement of any officer whose services have been terminated.

(5) Commit CPI to the expenditure of funds for the development and sale of new products or services more than set forth in the fiscal budget approved by the Board of Directors of ENTECH and/or CPI.

Devotion to ENTECH and CPI's Business

Section 2.03. (a) Christie shall devote his entire productive time, ability, and attention to the business of ENTECH and CPI during the term of this contract.

(b) Christie shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written notice to ENTECH or CPI's Board of Directors. The expenditure of reasonable amounts of time for outside activities, e.g., educational, charitable, professional or political activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written notice to ENTECH or CPI's Board of Directors.

(c) This agreement shall not prohibit Christie from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Christie shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of ENTECH or CPI.

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Competitive Activities

Section 2.04. (a) During the term of this contract, Christie shall not, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of ENTECH or CPI.

(b) Christie, subject to receiving compensation as set forth at Paragraph 8.0.5. in the event of termination, agrees that during the term of this contract and for a period of Three (3) years after termination of this agreement, Christie shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of ENTECH or CPI to leave ENTECH or CPI.

Uniqueness of Christie's Services

Section 2.05. Christie represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Christie, therefore, expressly agrees that ENTECH/CPI, in addition to any other rights or remedies that ENTECH/CPI may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Christie.

Indemnification for Negligence or Misconduct

Section 2.06. Christie shall indemnify and hold ENTECH and CPI harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Christie from acts not in the normal course and/or scope of his duties and activities as an Officer and/or Director of either ENTECH or CPI.

Trade Secrets

Section 2.07. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Christie shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by ENTECH/CPI, actually or potentially used in the operation of ENTECH/CPI's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes ENTECH/CPI's "trade secrets."

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(b) Christie specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.

(c) Christie acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of ENTECH/CPI's trade secrets obtained by Christie during the course of his employment under this agreement, including information concerning ENTECH/CPI's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Accordingly, Christie promises and agrees, while ENTECH/CPI or their assigns are not otherwise in breach of this agreement, not to engage in any such unfair competition with ENTECH/CPI, either during the term of this agreement or at any other time thereafter.

Services as Consultant

Section 2.08. Following Christie's retirement, and if the employment term has not been terminated for cause, Christie shall make his advice and counsel available to ENTECH and/or CPI for such a period as either may desire. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Christie's retirement status.

Use of Christie's Name

Section 2.09. (a) ENTECH or CPI shall have the right to use the name of Christie as part of the trade name or trademark of ENTECH or CPI if it should be deemed advisable to do so, Provided that neither ENTECH nor CPI is not in breach of any covenant of this agreement. Any trade name or trademark, of which the name of Christie is a part, that is adopted by ENTECH or CPI during the employment of Christie may be used thereafter by ENTECH or CPI for as long as ENTECH or CPI deems advisable.

(b) Christie shall not, during the term of this agreement, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by ENTECH or CPI, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with ENTECH or CPI and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise with either ENTECH or CPI.

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ARTICLE 3. OBLIGATIONS OF ENTECH/CPI

General Description

Section 3.01. ENTECH/CPI shall provide Christie with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement. In addition, ENTECH/CPI shall require only those items consistent with normal duties of the job.

Office and Staff

Section 3.02. ENTECH/CPI shall provide Christie with appropriate office space, furniture, fixtures, and administrative support suitable to Christie's position and adequate for the performance of his duties.

Indemnification of Losses of Christie

Section 3.03. ENTECH and CPI shall indemnify Christie for all necessary expenditures or losses incurred by Christie in direct consequence of the discharge of his duties on ENTECH and/or CPI's behalf.

ARTICLE 4. OBLIGATIONS OF ENTECH

Issuance of Shares of ENTECH

Section 4.01. Concurrent with the execution of this agreement and as part of the inducement to enter into this agreement ENTECH shall have issued Million (1,000,000) additional shares of its stock to Christie. To the extent that such issuance of shares by ENTECH or transfer can be affected without recognition of income or other tax to Christie the parties agree to execute such other and further documents as will affect such non-recognition.

Section 4.02. Concurrent with the beginning of the second year of this contract and subsequently with each annual renewal of employment, ENTECH shall issue two hundred thousand (200,000) additional share of its stock to Christie. The shares shall be subject to registration rights and be free trading with no restrictions.

ARTICLE 5. COMPENSATION OF CHRISTIE

Annual Salary

Section 5.01. (a) As initial compensation for the services to be performed hereunder, ENTECH/CPI shall pay Christie a salary at the rate Three Hundred Thousand ($300,000.00) per annum, payable not less than twice monthly during the employment term.


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(b) Christie shall receive such annual increases in salary as may be determined by ENTECH and CPI's Board of Directors in its reasonable discretion on an annual basis commensurate with Christie's performance and/or attainment of ENTECH/CPI business objectives and any cost of living increases. In no event, shall any such increase be less than percentage salary increases received by other persons similarly employed by CPI/ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

Deferred Compensation

Section 5.02. If Christie remains in the employ of ENTECH/CPI until age 65 or on earlier retirement on mutual written consent of both Christie and ENTECH/CPI, ENTECH/CPI agrees to pay to Christie additional compensation, commencing with his first full month of retirement, at the annual rate of 80 percent of the annual salary which he is receiving at age 65 payable in equal monthly installments on the last day of each month during Christie's entire lifetime.

Qualified Pension Programs

Section 5.03. Christie shall participate ratably in any qualified pension or profit-sharing programs of ENTECH/CPI or its successors.

Disability

Section 5.04. If Christie for any reason whatsoever becomes disabled so that he is unable to perform the duties prescribed herein, ENTECH/CPI agrees to pay Christie one hundred percent (100%) of Christie's annual salary reduced by the benefits of any disability insurance policy, payable in the same manner as provided for the payment of salary herein to the extent not covered by disability insurance payments set forth in Section 7.06, for the remainder of the employment term provided for herein.

ARTICLE 6. CHRISTIE INCENTIVES

Incentive Payment Based on Performance

Section 6.01. (a) For each fiscal year of ENTECH/CPI agrees to pay Christie, within Ninety days (90) days after the end of ENTECH/CPI's fiscal year, an annual incentive payment based on the profits of ENTECH/CPI.

(b) If the employment term is terminated by ENTECH/CPI for cause, Christie shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Christie shall be entitled

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to a percentage of the annual profit-sharing payment equal to the percentage of the fiscal year worked.

(c) In no event shall the payment of such a profit-sharing payment be less than any profit sharing payment, performance incentive, or similar incentive, ratably determined, paid to other persons similarly employed by CPI or ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

Stock Option

Section 6.02, (a) Christie shall be given the option to participate in any stock option plan offered by ENTECH or CPI during the term of this employment and thereafter to the extent allowed by the Plan or applicable law

(b) In no event shall the benefit of such a stock option be less than any stock option or similar incentive, ratably determined, as to other persons similarly employed by CPI or ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

ARTICLE 7. CHRISTIE BENEFITS

Annual Vacation

Section 7.01. Christie shall be entitled to Five (5) weeks vacation time each year with full pay. If Christie is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment in an amount equal to the amount of annual salary attributable to that period or will not earn vacation time in any subsequent year until the earned vacation time is used.

Illness

Section 7.02. Christie shall be entitled to ten days (14) per year as sick leave with full pay.

Use of Automobile

Section 7.03. (a) CPI shall provide Christie with a monthly vehicle allowance of One Thousand Three Hundred Dollars ($1,300.00).

(b) ENTECH/CPI shall pay all expenses of the automobile including, but not limited to: maintenance, registration, fuel, repairs and insurance deductibles.

(c) ENTECH/CPI shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Christie, Christie's spouse

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and (b) those of his children who qualify as Christie's dependents under Section
152 of the Internal Revenue Code in the minimum amounts of One Million Dollars ($1,000,000.00) for any single occurrence.

(d) If Christie is prohibited by order of any court from holding or using a driver's license, Christie will no longer be entitled to this benefit.


Medical Insurance Coverage/Payment of Medical Premiums

Section 7.04. (a) ENTECH/CPI agrees to provide Christie with or to include Christie in full-coverage medical, major medical, hospital, dental, and eye care insurance. ENTECH/CPI further agrees to reimburse Christie for all medical and dental expenses incurred by Christie, his spouse, and those of his children who qualify as his dependents under Section 152 of the Internal Revenue Code of 1986 excepting co-payments or deductibles under such policies.

(b) in no event shall the benefits under such policies of insurance be less than any less than the coverage afforded to those employed by ENTECH (including the members of its board, its employees, or the employees of its subsidiaries) or CPI.

Life Insurance

Section 7.05. (a) Within One Hundred and Eighty (180) days after the execution of this agreement ENTECH/CPI agrees to obtain a life insurance policy on the life of Christie in the face amount of One Million Dollars ($1,000,000.00). ENTECH/CPI further agrees to make that insurance policy payable to the beneficiary or beneficiaries designated by Christie. ENTECH/CPI agrees to pay all premiums on the policy during the term of employment provided herein.

(b) Christie agrees to submit to any physical examination that may be required for the purpose of ENTECH/CPI's obtaining life insurance on the life of Christie for the benefit of Christie; provided, however, that ENTECH/CPI shall bear the entire cost of that examination.

Disability Insurance

Section 7.06. To the extent that ENTECH (including the members of its board, its employees, or the employees of its subsidiaries) or CPI provide Disability Insurance to any of their employees or directors, similarly employed, ENTECH/CPI agrees to obtain a policy of disability insurance for the benefit of Christie in such an amount as will compensate Christie as provided in this agreement in full in the event of his partial or full disability.

ARTICLE 8. BUSINESS EXPENSES

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Payment of Expenses

Section 8.01. (a) It is understood and agreed by the parties that the services required by ENTECH and/or CPI will require Christie to incur entertainment expenses on behalf of ENTECH and/or CPI. ENTECH and CPI hereby agree to and shall make available to, and/or reimburse Christie for, such amounts as are reasonably incurred in connection with the business of ENTECH and/or CPI, as the case may be.

(b) Christie shall, however, furnish to ENTECH and/or CPI adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

Section 8.02. (a) ENTECH and/or CPI, as the case may be, shall promptly reimburse Christie for all other reasonable business expenses incurred by Christie in connection with the business of ENTECH or CPI. (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of ENTECH and/or CPI.

(c) Each such expenditure shall be reimbursable only if Christie furnishes to ENTECH and/or CPI adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 9. TERMINATION OF EMPLOYMENT Termination for Cause

Section 9.01. (a) ENTECH/CPI may terminate this agreement only if Christie willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or incurably commits the act set for in Section (d) hereof which would prevent the effective performance of his duties.

(b) ENTECH/CPI may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Christie without prejudice to any other remedy to which ENTECH/CPI may be entitled either at law, in equity, or under this agreement.

(c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts in justification for the termination.

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(d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

1. Permanent Disability;

2. The customers, suppliers or financial institutions with which the CPI has agreements refuse to accept such Shareholder's continued involvement in the operation of the ENTECH/CPI's business;

3. Habitual on the job drunkenness;

4. Conviction of a crime involving defalcation, dishonesty or theft.

5. Commingling of the ENTECH/CPI's assets with his assets;

6. Acquisition of an interest adverse to that of the ENTECH/CPI;

7. Mismanagement of the assets of the ENTECH/CPI;

8. Taking of unauthorized compensation or perquisites;

9. Failure to act as directed by the ENTECH/CPI unless reasonable cause exists therefore;

10. Misappropriation or misuse of assets, trade secrets, proprietary customer, supplier or process information of the ENTECH/CPI; or

11. Failure to obey a court order regarding the ENTECH/CPI and/or its business affairs.

(e) In the event that ENTECH/CPI desires to terminate Christie for cause and the breach is curable, Christie shall be given written notice of the intention of ENTECH/CPI to terminate Christie's employment under this agreement and Christie shall be given a ninety day (90) period of time to cure the breach as reasonably required, in which latter case, no termination for cause shall occur.

Termination Without Cause

Section 9.02. (a) This agreement shall be terminated upon the death of Christie.

(b) ENTECH/CPI reserves the right to terminate this agreement not less than twelve months (12) after Christie suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Christie to continue working. Such a termination shall be effected by giving Thirty days (30) written notice of termination to Christie. Termination pursuant to this provision shall

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not prejudice Christie's rights to continued compensation pursuant to Section
5.03 or 9.0.5. of this agreement.

(c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.



Effect of Merger, Transfer of Assets, or Dissolution

Section 9.03, (a) This agreement shall not be terminated by any merger, consolidation, reorganization, voluntary or involuntary dissolution of ENTECH/CPI in which ENTECH/CPI is not the consolidated or surviving corporation, or a transfer of all, or substantially all, of the assets of ENTECH/CPI.

(b) In the event of any such merger or consolidation or transfer of assets, ENTECH/CPI's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of ENTECH/CPI's assets. The obligations of ENTECH/CPI shall become the obligations of the surviving or resulting corporation. The surviving entity shall assume the obligation to perform under the terms of this contract. Any remaining renewal periods will be activated upon such merger or consolidation.

(c) It is anticipated that ENTECH will acquire either the outstanding stock of or business assets of CPL To that extent, ENTECH or surviving company agrees to assume and guarantee the obligations under this agreement in total.

Payment On Termination

Section 9.04. Notwithstanding any provision of this agreement, if ENTECH/CPI terminates this agreement, it shall pay Christie an amount equal to his annual salary at the then current rate of compensation beginning upon the effective date of termination. ENTECH/CPI further agrees, for three (3) years following any such termination, to reimburse Christie for all medical and dental expenses incurred by Christie, his spouse, and those of his children.

Termination by Christie

Section 9.05. (a) Christie may terminate his employment under this agreement for cause, without affecting the obligations of ENTECH/CPI to pay termination benefits by giving ENTECH/CPI at least three (3) months notice in advance.

(b) Termination under this section shall be considered "for cause" for the purposes of this agreement.

1. Bankruptcy of ENTECH/CPI;

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2. The appointment of a receiver or assignment for the benefit of creditors of
ENTECH/CPI;

3, Request by ENTECH/CPI Christie reasonably deems to be illegal or unethical;

4. Conviction of ENTECH/CPI of any misdemeanor which involves dishonesty or moral turpitude or conviction of a felony;

5. Commingling of the ENTECH/CPI assets with other assets;

6. The making of conflicting or unreasonable demands on Christie;

7. Mismanagement of the assets of the ENTECH/CPI;

8. Professional or personal differences with the Board of Directors of ENTECH.

ARTICLE 10. GENERAL PROVISIONS

Notices

Section 10.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Mediation

Section 10,02. Any controversy between ENTECH or CPI and Christie involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other, first be submitted to mediation by a neutral third party upon whom the parties shall promptly agree. in the event that the parties are unable to agree or resolve the controversy or dispute through mediation, the parties agree to submit the matter directly to the Court.

Attorneys' Fees and Costs

Section 10.03. If any legal action is instituted to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable

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attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled, provided that such party first submitted the issue or controversy to mediation or made written demand therefore and the other party or parties refuses or fails to submit to mediation within thirty (30) days after such notice. In determining who is the prevailing party for purposes of this agreement the Court or arbitrator may, in addition to legal principals, consider any written offer of compromise made and rejected by a party, during mediation. Entire Agreement

Section 10.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Christie by ENTECH and CPI and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Modifications

Section 10.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Effect of Waiver
Section 10.06, The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Partial Invalidity

Section 10.07. If any provision in this agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

Section 10.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

Sums Due Christie's Estate

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Section 10.09. If Christie dies prior to the expiration of the term of his employment, any sums that may be due him from ENTECH or CPI under this agreement as of the date of death shall be paid to Christie's executors, administrators, heirs, personal representatives, successors, and assigns.







Execution page follows

Executed on December 15, 2003 at Rancho Cucamonga, California. CPI Development

By: /s/ signature unreadable
    ----------------------------
Environmental Technologies, Inc.

By: /s/ signature unreadable
    ----------------------------
CPI Development

By: /s/ Robert Kevin Christie
    ----------------------------
Robert Kevin Christie



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